Exhibit 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Portola Packaging, Inc.
Batavia, IL
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-82125 and 333-17533) of Portola Packaging, Inc. of our report dated November 26, 2007, relating to the consolidated financial statements and financial statement schedules, which appear in this Form 10-K.
/s/ BDO Seidman, LLP
Chicago, Illinois
November 26, 2007